EXHIBIT 10.148
AMENDMENT NO. 1
TO
THE KITCHEN COLLECTION, INC.
LONG-TERM INCENTIVE COMPENSATION PLAN
(AS AMENDED AND RESTATED AS OF JANUARY 1, 2005)
     The Kitchen Collection, Inc. (the “Company”), hereby adopts this Amendment No. 1 to The Kitchen Collection, Inc. Long-Term Incentive Compensation Plan (As Amended and Restated as of January 1, 2005) (the “Plan”), effective as of January 1, 2005. Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.
Section 1
     Section 10(c) of the Plan is hereby amended in its entirety to read as follows:
      “(c) Deferral Option. A Participant may make an irrevocable election to defer receipt of 100% of a Post-2004 Award granted to him for a particular Award Year. A separate deferral election may be made with respect to each Post-2004 Award granted under the Plan. Such a deferral election must be made, in writing, on a form approved by the Committee and (i) will not be valid unless the election is made at least 12 months prior to the Maturity Date of the Award and (ii) will not be given effect until at least 12 months after the date on which such election is made. If a valid and timely deferral election is made with respect to an Award, the payment of such Award will automatically be deferred until the 10th anniversary of the Grant Date of such Award. Awards that are deferred until the 10th anniversary of the Grant Date for Participants who are employed on such date shall be paid as soon as practicable thereafter in the form of a single, lump-sum payment and shall be based on the Book Value as of the Quarter Date coincident with or immediately preceding such date. Notwithstanding the foregoing, a Participant who has made a valid deferral election under this Subsection (c) and who dies or incurs a Termination of Employment due to Disability prior to the 10th anniversary of the Grant Date shall receive payment for all such deferred Awards as soon as practicable following the date of such death or Termination of Employment due to Disability, based on the Book Value as of the Quarter Date coincident with or immediately preceding such date. The following rules shall apply to a Participant who has made a valid deferral election under this Subsection (c) and who incurs a Termination of Employment for reasons other than death or Disability (including Retirement) prior to the 10th anniversary of the Grant Date. Such a Participant may not receive payment for such deferred Awards until the 10th anniversary of the Grant Date. The Awards for Participants whose Termination of Employment is on account of Retirement shall continue to be valued in accordance with the terms of the Plan until the date of payment. The Awards for Participants who incur a Termination of Employment for reasons other than death, Disability or Retirement shall be valued based on the Book Value as of the Quarter Date coincident with or immediately preceding the date of such Termination of Employment (despite the fact that such amounts are not paid until the 10th anniversary of the Grant Date).

Section 2
     Effective as of January 1, 2005, Section 12(h) of the Plan is hereby amended by adding the following new clause (v) to the end thereof, to read as follows:
“(v) Key Employees. Notwithstanding any provision of the Plan to the contrary, distributions to Key Employees made on account of a Termination of Employment for reasons other than Disability may not be made before the date that is six months after such Termination of Employment (or, if earlier, the date of death). Any amount that is otherwise payable to the Key Employee during the 6-month period following his Termination of Employment shall be accumulated and paid in a lump sum make-up payment as soon as practicable following the end of such 6-month period.”
     EXECUTED this 6th day of December, 2006.

THE KITCHEN COLLECTION, INC.
By:	/s/ Charles Bittenbender
Title: Assistant Secretary